                            REVOLVING LOAN AGREEMENT


         This REVOLVING LOAN AGREEMENT dated as of April 11, 2001 (the "Agreement"), is entered into by and between AAR CORP., a Delaware corporation (the "Borrower"), whose address is 1100 North Wood Dale Road, Wood Dale, Illinois 60191 and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

         In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1.       DEFINITIONS.

         1.1 DEFINED TERMS. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

                  "ACCOUNT" shall have the meaning set forth in Section 12.1.

                  "ACCOUNTS RECEIVABLE" shall have the meaning set forth in
         Section 8.4.

                  "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

                  "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

                  "BORROWER'S UNSECURED LENDERS" shall mean any lender extending credit to Borrower on an unsecured basis under similar revolving loan facilities, including, but not limited to, Bank One, Bank of America, N.A. The Northern Trust Company and any other lenders who may replace these lenders or be added to these facilities from time to time.

                  "CAPITAL LEASE" shall mean, as to any person or entity, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such person or entity as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

                  "CAPITALIZED LEASE OBLIGATIONS" of a person means the amount of the obligations of such person under Capitalized Leases which would be shown as a liability on a balance sheet of such person prepared in accordance with GAAP.

                  "CHANGE IN CONTROL" means (i) the acquisition by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Borrower or (ii) a majority of the directors on the Borrower's Board of Directors shall cease to be directors of the Borrower during an twelve month period.

                  "CODE" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

                  "CONSOLIDATED ASSETS" means the total consolidated assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

                  "CONSOLIDATED CURRENT ASSETS" means the total consolidated current assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

                  "CONSOLIDATED CURRENT LIABILITIES" means the total consolidated current liabilities of the Borrower and its Subsidiaries determined in accordance with GAAP.

                  "CONSOLIDATED EARNINGS AVAILABLE FOR FIXED CHARGES" means, for any period, the sum of (i) Consolidated Net Income (excluding gains and losses from the sale of assets other than in the ordinary course of business and income or losses derived from discontinued operations), PLUS to the extent deducted in determining Consolidated Net Income (ii) all provisions for any federal, state, or other income taxes made by the Borrower and its Subsidiaries during such period, PLUS (iii) Consolidated Fixed Charges during such period, and PLUS (iv) deferred financing costs for such period.

                  "CONSOLIDATED FIXED CHARGES" means, without duplication, for any period, the sum of (i) current maturities for such period, (ii) interest expense on indebtedness (excluding capitalized leases) for such period, PLUS (iii) total rental expense under all leases other than capitalized leases, and PLUS (iv) imputed interest expense under capitalized leases for the Borrower and its Subsidiaries for such period.

                  "CONSOLIDATED FUNDED DEBT" means all Indebtedness having a final maturity of more than one year plus unsecured Indebtedness to the Bank.. Consolidated Funded Debt shall not include payments due within one year from the date as of which a calculation of Consolidated Funded Debt is made.

                  "CONSOLIDATED LIABILITIES" means the total consolidated liabilities of the Borrower and its Subsidiaries determined in accordance with GAAP.

                  "CONSOLIDATED NET INCOME" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; PROVIDED, that there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person(other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, and (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

                  "CONSOLIDATED NET WORTH" means, as of any date of determination, the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP.

                  "CONSOLIDATED SECURED LIABILITIES" means the aggregate amount of Consolidated Liabilities which are secured by any Lien (other than Liens permitted pursuant to any of clauses (a), (d), (e), (f), (h) and
         (k) of Section 8.6) on any property of the Borrower or any of its Subsidiaries.

                  "CONSOLIDATED TANGIBLE NET WORTH" means, as of any date of determination, the sum of (a) Consolidated Net Worth, less consolidated Intangible Assets of the Borrower and its Subsidiaries, plus (b) Subordinated Debt. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated Net Worth ) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Borrower or a Consolidated Subsidiary subsequent to May 31, 2000, and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses, costs in excess of underlying assets of acquired companies, covenants to not compete, and other intangible items, for purposes of this clause (ii), in each case, to the extent such items are disclosed as separate line items on the Borrower's financial statements required under Section 9.7.

                  "CONSOLIDATED TOTAL CAPITALIZATION" means the sum of (i) the remainder of (a) Consolidated Tangible Net Worth, minus (b) Subordinated Debt, plus (ii) Consolidated Funded Debt.

                  "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, a comfort letter, operating agreement, take-or-pay contract or application for a letter of credit or similar instrument; provided, however, that Contingent Obligations shall not include (i) Contingent Obligations resulting from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower's and each Subsidiary's business, (ii) Contingent Obligations by the Borrower of any Subsidiary's Indebtedness (including, for the avoidance of doubt, obligations arising out of overdraft and similar cash management facilities) permitted to exist pursuant to this Agreement and any Subsidiary's obligations for Rentals permitted by Section 8.7, (iii) any obligations in connection with the Receivables Securitization.

                  "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

                  "DEFAULT RATE" shall mean a floating per annum rate of interest equal to the Prime Rate plus two percent (2.00%).

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of the Borrower organized under the laws of any State of the United States of America or the District of Columbia, all or substantially all of whose assets are located, and whose business is conducted, in one or more of any such States or District.

                  "ENVIRONMENTAL LAWS" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower's business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

                  "EVENT OF DEFAULT" shall mean any of the events or conditions set forth in Section 11 hereof.

                  "FACILITY FEE" means a facility fee on the Commitment in an amount equal to (a) 0.175% per annum when the Borrower has an Investment Grade Rating or (b) 0.25% per annum when the Borrower does not have an Investment Grade Rating.

                  "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of (a) Consolidated Earnings Available for Fixed Charges to (b) Consolidated Fixed Charges for such period.

                  "FOREIGN ACCOUNTS" means Accounts with respect to which the obligor is a Person which is (i) organized under the laws of a jurisdiction other than the United States of America, any State of the United States of America or the District of Columbia, in the case of a Person which is not a natural person, or (ii) a citizen of a country other than the United States of America, in the case of a natural person.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of the Borrower, which is not a Domestic Subsidiary.

                  "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied.

                  "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

                  "INDEBTEDNESS" shall mean as determined in accordance with GAAP (i) obligations for borrowed money other than those incurred on a non-recourse basis, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable and other accrued liabilities arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (other than Liens permitted pursuant to any of clauses (a),

         (d), (e), (f), (h) and (k) of Section 8.6) or payable out of the proceeds or production from property now or hereafter owned or acquired
         (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations and (vi) net liabilities under currency or interest rate swap, exchange or cap agreements; provided, however, that Indebtedness shall not include obligations in connection with operating leases and leveraged leases.

                  "INTEREST PERIOD" shall mean, with regard to any LIBOR Loan, successive two week, one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Bank not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; and (iv)the final Interest Period must be such that this expiration occurs on or before the Maturity Date.

                  "INTEREST RATE" shall mean the Borrower's option of,

                           (i) LIBOR for the relevant Interest Period (rounded
                  upward if necessary, to the nearest 1/16 of 1.00%) plus (1) .40% at all times when the Borrower has an Investment Grade Rating; and (2) 1.00% at all times when the Borrower does not have an Investment Grade Rating. The LIBOR Rate shall be fixed for each Interest Period; or

                           (ii) the Prime Rate plus zero % at all times when the
                   Borrower has in Investment Grade Rating and 0.50% at all times when the Borrower does not have an Investment Grade Rating.

                  Provided, however, that in no event shall the Interest Rate be less than the highest rate charged at any time by the Borrower's Unsecured Lenders.


                  "INTERNAL REVENUE CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

                  "INVESTMENT" of a person means any loan, advance (other than commission, travel and similar advances to its officers, employees, agents and representatives made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business), deposit account or contribution of capital by such person to any other person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other person made by such person.

                  "INVESTMENT GRADE RATING" means, the context of the Borrower having an Investment Grade Rating, that the Borrower's senior unsecured long term debt is rated both (a) BBB- or better by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc. and (b) Baa3 or better by Moody's Investor Service, Inc.

                  "LIABILITIES" shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

                  "LIBOR" shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Bank's determination of LIBOR shall be conclusive, absent manifest error.

                  "LIBOR LOAN" or "LIBOR LOANS" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrower may identify no more than five advances of the Revolving Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of $1,000,000 or a higher integral multiple of $500,000.

                  "LIEN" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such person or entity as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

                  "LOANS" shall mean, collectively, all Revolving Loans made by the Bank to the Borrower under and pursuant to this Agreement.

                  "LOAN DOCUMENTS" shall have the meaning set forth in Section 3.1.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
         (i) the business, properties, financial condition, or results of operations on the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its Obligations under this Agreement, or (iii) the validity or enforceability of this Agreement or the rights or remedies of the Bank thereunder.

                  "MATURITY DATE" shall mean April 10, 2002.

                  "MULTIEMPLOYER PLAN" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

                  "NOTE" shall mean the Revolving Note.

                  "OBLIGATIONS" shall mean the Loans, as evidenced by the Note, all interest accrued thereon, any accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Bank arising under the Loan Documents.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "PLAN" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
         Section 412 of the Internal Revenue Code, as to which the Borrower or any member of the Controlled Group may have any liability.

                  "PRIME RATE" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

                  "REGULATORY CHANGE" means any change in law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive, to which the Bank must comply.

                  "RENTALS" of a person means the aggregate fixed amounts payable by such person under any lease or real or personal property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) on one year or more, but does not include any amounts payable under Capitalized Leases of such person.

                  "REPORTABLE EVENT" means a reportable event as defined in
         Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provide, however, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable

         Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
         Section 412(d) of the Internal Revenue Code.

                  "RESTRICTED PAYMENTS" means collectively, all dividends (cash, stock, asset or otherwise) and all payments on any class of securities (specifically including all Subordinated Debt, but excluding any other debt securities) issued by the Borrower or any Subsidiary, whether such securities are now, or may hereafter be, authorized or outstanding and any payment by the Borrower or any Subsidiary on account of the purchase, redemption or retirement of any class of securities (specifically including all Subordinated Debt, but excluding all other debt securities) issued by it, and any distribution in respect to any of the foregoing, whether directly or indirectly.

                  "REVOLVING LOAN" or "REVOLVING LOANS" shall mean, respectively, each direct advance and the aggregate of all such direct advances, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

                  "REVOLVING LOAN COMMITMENT" shall mean Twenty Five Million and 00/100 Dollars ($25,000,000.00).

                  "REVOLVING NOTE" shall have the meanings set forth in Section 4 hereof.

                   "SINGLE EMPLOYER PLAN" means a Plan maintained by the Borrower of any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

                  "SUBORDINATED DEBT" means indebtedness of the Borrower or any Subsidiary evidenced by instruments containing provisions by which the payment of such indebtedness is postponed and subordinated to the payment of the Revolving Note, which subordination provisions and the provisions for payment shall be in form and substance satisfactory to the Bank as evidenced by its prior written consent thereto.

                  "SUBSIDIARY" and "SUBSIDIARIES" shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly more than fifty percent (50.00%) of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

                  "UCC" shall mean the Uniform Commercial Code in effect in Illinois from time to time.

                  "UNFUNDED LIABILITIES" means the aggregate unfunded value of accumulated benefits under all Single Employer Plans, all determined in accordance with GAAP as of the then most recent valuation date for such Plans.

         1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

         1.3 OTHER TERMS DEFINED IN UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms as in the UCC in effect from time to time.

         1.4 OTHER DEFINITIONAL PROVISIONS; CONSTRUCTION. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been cured to the reasonable satisfaction of the Bank or waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2.       COMMITMENT OF THE BANK.

         2.1      REVOLVING LOANS.

                  (a) REVOLVING LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Commitment. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for general corporate needs of the Borrower.

                  (b) REVOLVING LOAN INTEREST AND PAYMENTS. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on May 1, 2001 and continuing on the first day of each calendar month thereafter, and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable LIBOR on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date; provided however, that interest on six month LIBOR borrowings shall be payable quarterly. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

                  (c)      REVOLVING LOAN PRINCIPAL REPAYMENTS.

                           (i) MANDATORY PRINCIPAL PREPAYMENTS. All Revolving
                  Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder at any time exceed the Revolving Loan Commitment, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

                           (ii) OPTIONAL PREPAYMENTS. The Borrower may from time
                  to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever.

         2.2      ADDITIONAL LIBOR LOAN PROVISIONS.

                  (a) LIBOR LOAN PREPAYMENTS. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

                  (b) LIBOR UNAVAILABILITY. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, a Revolving Loan may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (c) REGULATORY CHANGE. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (d) LIBOR LOAN INDEMNITY. If any Regulatory Change shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall reasonably determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, within 15 days of demand by the Bank, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for that portion of such increased cost or reduced amount attributable to making, funding and maintaining such LIBOR Loan.

         2.3 INTEREST AND FEE COMPUTATION; COLLECTION OF FUNDS. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

         2.4 FEES. The Borrower further agrees to pay to the Bank the Facility Fee for the period from the date hereof to and including the Maturity Date. The Facility Fee shall be payable quarterly in advance on the date hereof and on each Payment Date thereafter. The obligations of the Borrower under this Section
2.4 shall survive the payment of the Advances and the termination of this Agreement.

3.       CONDITIONS OF BORROWING.

         Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

         3.1 LOAN DOCUMENTS. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory to the Bank and the Bank's counsel in form, substance and execution:

                  (a) Revolving Loan Agreement. Two copies of this Agreement clearly executed by the Borrower.

                  (b) Revolving Note. A Revolving Note duly executed by the Borrower in the form of Exhibit A.

                  (c) A copy, certified as of the date hereof by the secretary or assistant secretary of the Borrower, of its board of directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Bank) authorizing the execution of the Loan Documents.

                  (d) An incumbency certificate dated the date hereof, executed by the secretary or assistant secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower.

                  (e) A certificate signed by the chief financial officer of the Borrower stating that on the closing date no Default or Unmatured Default has occurred and is continuing.

                  (f) A written opinion dated the date hereof of the Borrower's counsel, addressed to the Bank.

                  (g) A certified copy of articles of incorporation.

                  (h) A certified copy of a good standing certificate.

                  (i) Such other documents as the Bank or its counsel may have reasonably requested.

         3.2 EVENT OF DEFAULT. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

         3.3 ADVERSE EFFECT. There exists no Material Adverse Effect.

         3.4 LITIGATION. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its Subsidiaries which in the discretion of the Bank, reasonably exercised, has a Material Adverse Effect on the financial condition or continued operation of the Borrower and its Subsidiaries taken as a whole.

         3.5 REPRESENTATIONS AND WARRANTIES. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material way as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

4.       NOTES EVIDENCING LOANS.

         The Revolving Loans shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "Revolving Note") dated as of the date hereof in the form of EXHIBIT "A" attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5.       MANNER OF BORROWING.

         Each Revolving Loan shall be made available to the Borrower upon its written request in the form of EXHIBIT B, from any person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Borrower may identify no more than five (5) Revolving Loans, which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 12:00 p.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be
(i) received by no later than 12:00 p.m. Chicago, Illinois time, two days before the day it is to be funded, and (ii) in an amount equal to One Million and 00/100 Dollars ($1,000,000.00) or a higher integral multiple of Five Hundred Thousand and 00/100 Dollars ($500,000.00). If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

         The Bank is authorized to rely on the telephonic, telecopy (including facsimile copy) or telegraphic loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such forms of loan requests referred to in the aforementioned sentence and advances by the Bank in reasonable reliance thereon and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

6.       INTENTIONALLY OMITTED.

7.       REPRESENTATIONS AND WARRANTIES.

         To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

         7.1 ORGANIZATION. The Borrower is duly organized, existing and in good standing under the laws of the State of Delaware and it has full and adequate power to carry on and conduct its business as presently conducted, and it is duly licensed or qualified in all foreign jurisdictions wherein the failure to qualify would have a Material Adverse Effect , and each Subsidiary of the Borrower is duly organized, existing and in good standing under the laws of the state wherein such Subsidiary was organized or formed, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to qualify would have a Material Adverse Effect.

         7.2 AUTHORIZATION; VALIDITY. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law to which the Borrower is subject. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, equity or similar laws affecting the enforcement of creditors rights generally.

         7.3 COMPLIANCE WITH LAWS. The nature and transaction of the business and operations of the Borrower, and the use of its properties and assets, including, but not limited to, any real estate owned or occupied by the Borrower or its Subsidiaries, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature binding on the Borrower or any of its Subsidiaries, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not binding on the Borrower or any or its Subsidiaries except where the failure to comply would not be reasonably expected to have a Material Adverse Effect.

         7.4 ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES. Neither the Borrower or any Subsidiary has received any notice to the effect that its operations are not in material compliance with any applicable Environmental Laws or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of Hazardous Materials into the environment which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         7.5 ABSENCE OF BREACH. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans shall not:
(i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority binding on the Borrower, or (ii) violate or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, other instrument, agreement or contract of any kind to which the Borrower, is a party or by which the Borrower, or any of its property or assets may be bound.

         7.6 FINANCIAL STATEMENTS. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and fairly present the financial condition of the Borrower and the consolidated results of the operations for the Borrower and its Subsidiaries as of such date and for the periods indicated. Since the November 30, 2000 financial statement submitted by the

Borrower to the Bank, there has been no Material Adverse Effect in the financial condition or in the assets or liabilities of the Borrower and its Subsidiaries taken as a whole.

         7.7 LITIGATION . There is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower, which, if adversely determined, would result in any Material Adverse Effect in the financial condition or properties, business or operations of the Borrower. The Borrower has filed or will file all applicable material income or other material tax returns and has paid or will pay all material income or other material taxes when due. There is no material controversy or objection pending, or to the knowledge of the Borrower, threatened in respect of any material tax returns of the Borrower.

         7.8 EVENT OF DEFAULT. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrower and/or Subsidiaries are not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default shall materially adversely affect the performance by the Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.

         7.9 ERISA OBLIGATIONS. The Borrower and its Subsidiaries have promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 ("ERISA") of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

         7.10     ADVERSE CIRCUMSTANCES.  There is no Material Averse Effect.

         7.11 LENDING RELATIONSHIP. The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Note payable to its order as evidence of a bank loan.

         7.12     INTENTIONALLY OMITTED.

         7.13 COMPLIANCE WITH REGULATION U. No portion of the proceeds of the Loans shall be used by the Borrower, or its Subsidiaries, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

         7.14 COMPLETE INFORMATION. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

         7.15 PLACE OF BUSINESS. The principal place of business of the Borrower is 1100 North Wood Dale Road, Wood Dale, Illinois 60191 and the Borrower shall promptly notify the Bank of any change in such location.

         7.16 PLACE OF INCORPORATION. The place of incorporation of the Borrower is the State of Delaware and the Borrower shall promptly notify the Bank of any change in such location.

8.       NEGATIVE COVENANTS.

         8.1 RESTRICTED PAYMENTS. The Borrower will not, nor will it permit any Subsidiary to, declare or make any Restricted Payments, which together with all Restricted Payments made on or after May 31, 1995 would exceed an amount equal to the sum of (i) $20,000,000 plus (ii) 50% of Consolidated Net Income for the period commencing June 1, 1994 and extending to and including the last day of the fiscal year of the Borrower immediately preceding the date on which such Restricted Payment was made, said period to be taken as one accounting period, except that:

                  (a) The Borrower may declare and pay dividends payable solely in stock of the Borrower of the same class as that on which such dividend is paid.

                  (b) The Borrower may purchase, redeem or otherwise acquire or retire any class of its stock out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of such stock in addition to that now issued and outstanding; provided that Borrower is in compliance with all affirmative, negative and financial covenants herein.

                  (c) Any Subsidiary may declare and pay dividends to the Borrower.

         8.2 MERGER. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

                  (a) Any Domestic Subsidiary may merge or consolidate with the Borrower (providing the Borrower shall be the continuing or surviving corporation).

                  (b) Any Domestic Subsidiary may merge or consolidate with any other Domestic Subsidiary, which is a Wholly Owned Subsidiary.

                  (c) Any Foreign Subsidiary may merge or consolidate with any other Subsidiary, which is a Wholly Owned Subsidiary (provided that if a Domestic Subsidiary is involved, such Domestic Subsidiary shall be the continuing or surviving corporation).

         8.3 SALE OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, transfer, assign or otherwise dispose of (including, for the avoidance of doubt, in connection with a sale leaseback transaction), any of its assets (including, for the avoidance of doubt, the capital stock of Subsidiaries, but excluding (i) inventory sold in the ordinary course of the Borrower's or any Subsidiary's business, (ii) property formerly used in the Borrower's or any

Subsidiary's business which is worn out or obsolete, (iii) assets of any Domestic Subsidiary transferred to the Borrower or to another Domestic Subsidiary which is a Wholly-Owned Subsidiary, (iv) assets of any Foreign Subsidiary transferred to the Borrower or to another Subsidiary which is a Wholly-Owned Subsidiary, (v) assets permitted to be sold or otherwise transferred pursuant to Section 8.4 and (vi) promissory note ("Payment Note") received as partial or full payment for assets sold if, after giving effect thereto, the sum of all such assets transferred, assigned or otherwise disposed of during the twelve-month period ending with (and including) the month of such disposition either (a) represents more than 10% of Consolidated Assets determined as of the date of (and after giving effect to ) such disposition or
(b) were responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries during such twelve-month period.

         8.4 SALE OF ACCOUNTS RECEIVABLE. Anything in Section 8.3 to the contrary notwithstanding, the Borrower will not, nor will it permit any Subsidiary to, sell, with or without recourse, transfer, assign, encumber or otherwise dispose of any of its note or accounts receivable, leases or chattel paper (collectively referred to in this Section as "Accounts Receivable") to any Person, except that:

                  (a) The Borrower or any Subsidiary may sell or otherwise dispose of any of its Accounts Receivable to the Borrower or any Subsidiary on terms and conditions, which are in compliance with
         Section 8.9.

                  (b) The Borrower or any Subsidiary may enter into any arrangement with another Person pursuant to which such Person collects the Accounts Receivable of the Borrower or such Subsidiary on behalf of the Borrower or such Subsidiary, so long as such arrangement does not provide for any transfer of title to, or any other interest in, such Accounts Receivable to such Person.

                  (c) The Borrower or any Subsidiary may sell or otherwise dispose of its Foreign Accounts to any Person for the purposes of collection, provided that the aggregate face amount of all such Foreign Accounts so transferred by the Borrower and its Subsidiaries during any fiscal year of the Borrower shall not exceed an amount equal to 20% of the gross Accounts Receivable of the Borrower and its Subsidiaries as of the last day of the Borrower's immediately preceding fiscal year and determined from the Borrower's consolidated balance sheet delivered pursuant to Section 9.7(a).

                  (d) The Borrower or any Subsidiary may sell or otherwise dispose of its interest in notes or accounts receivable on a limited recourse basis, provided that such transfer qualifies as a sale under GAAP and that the amount of such financing does not exceed $50,000,000 at any one time outstanding (the "Receivables Securitization").

                  (e) The Borrower or any Subsidiary may sell or otherwise dispose of a Payment Note.

         8.5 INVESTMENTS AND ACQUISITIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

                  (a) Short-term obligations of, or fully guaranteed by, the United States of America.

                  (b) Commercial paper rated A-1 or better by Standard and Poor's Ratings Services, a division of McGraw Hill Companies, Inc. or P-1 or better by Moody's Investors Service, Inc.

                  (c) Demand deposit accounts maintained in the ordinary course of business.

                  (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

                  (e) Existing Investments in Subsidiaries and other Investments in existence on the date hereof.

                  (f) Loans by the Borrower to its Domestic Subsidiaries.

                  (g) Equity Investment by the Borrower or any of its Subsidiaries, AAR Financial Services Corp. in leveraged leases of aircraft, aircraft engines and related products, including investments in partnerships and/or joint ventures related thereto not to exceed $50,000,000.00.

                  (h) Loans by the Borrower and its Subsidiaries to their respective officers and key employees in an aggregate amount not to exceed $4,000,000 at any one-time outstanding.

                  (i) Investments in any institutional money market fund (i) rated A-1 or better by Standard and Poor's Ratings Services, a division of McGraw Hill Companies, Inc., (ii) rated P-1 by Moody's Investors Service, Inc. or (iii) that invests in High Quality Money Market Instruments. For purposes of this Agreement, "High Quality Money Market Instruments" are (i) U.S. dollar-denominated instruments that have a remaining maturity of 397 days or less and (ii) issued by an issuer that is rated in one of the two highest rating categories for short-term debt by any two nationally recognized statistical rating organizations ("NRSROs") or, if only one NRSRO has issued a rating, by that NRSRO, or if unrated, the investment advisor determines the issuer is of comparable quality.

                  (j) Investments evidenced by Payment Notes.

                  (k) Any Acquisition that after giving effect thereto does not cause the sum of (i) Consolidated Funded Debt, plus (ii) the aggregate amount of Contingent Obligations of the Borrower and its Subsidiaries to exceed 55% of Consolidated Total Capitalization.

                  (l) Investments (including without limitation Investments in funds (insured or uninsured) managed by banks federally chartered by the United States of America and having stockholders' equity in excess of $150,000,000) in addition to those permitted under clauses (a) through (k) of this Section, provided that after giving effect thereto the aggregate amount of all such Investments for the Borrower and all Subsidiaries during the term of this Agreement shall not exceed the greater of (i) $6,000,000 or (ii) 20% of Consolidated Tangible Net Worth as of the last day of the Borrower's fiscal year immediately preceding the date on which any such Investment is made.

                  In determining the amount of Investments permitted under this Section, Investments shall always be taken at the original cost thereof, regardless of any subsequent appreciation or depreciation therein, and loans and advances shall be taken at the principal amount thereof then remaining unpaid from time to time.

         8.6 LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any of its Subsidiaries, except:

                  (a) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  (b) Deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the repayment of Indebtedness), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of the Borrower's business or any Subsidiary's business.

                  (c) Liens incurred by the Borrower or any Subsidiary in connection with the acquisition of property provided such Liens shall attach only to the property acquired in the transactions in which such Liens were created or assumed and shall secure only the Indebtedness incurred to finance the cost of acquiring such property.

                  (d) Liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

                  (e) Liens incidental to the conduct of business or the ownership of properties and assets, including, those imposed by law, such as carrier's, warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP, or other Liens incurred in the ordinary course of business and not in connection with borrowed money.

                  (f) Utility easements, other easements, leases, sub-leases, rights-of-way, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

                  (g) Liens existing on the date hereof.

                  (h) Liens which secure only Indebtedness of any Domestic Subsidiary to the Borrower or another Domestic Subsidiary.

                  (i) Subject to Section 8.5(c), Liens on property the purchase of which is being financed by the Borrower or any Domestic Subsidiary, as the case may be, by letters of credit (or similar instruments) issued for the account of the Borrower or any Domestic Subsidiary, as the case may be, provided such Liens secure only the letter of credit (or similar instrument) which is being used to finance the purchase of such property and provided further such Liens attach only to such property.

                  (j) Liens incurred by the Borrower in connection with the real estate located in Wood Dale, Illinois, known as the Corporate Headquarters of the Borrower securing debt not to exceed Twenty Five Million Dollars ($25,000,000.00).

                  (k) Liens incurred by the Borrower and its Subsidiaries in connection with the Receivable Securitization not to exceed Fifty Million Dollars ($50,000,000.00) at any one-time outstanding.

         8.7 RENTALS. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any obligation for Rentals if, as a consequence thereof, obligations for Rentals created, incurred or suffered to existing any one fiscal year shall be in an aggregate consolidated amount for the Borrower and its Subsidiaries in excess of 10% of Consolidated Revenues (as defined below) as at the end of the Borrower's fiscal year immediately preceding the date on which such obligation is entered into, on a non-cumulative basis from year to year. It is expressly agreed and understood that, for the purpose of this Section, any contract between the Borrower or any Domestic Subsidiary and the vendor of aircraft fuel shall not be considered a lease and any payments made under any such contract by the Borrower or any Domestic Subsidiary to such vendor shall not be considered a lease payment. "Consolidated Revenues" shall mean the amount of "net revenues" as shown on the Borrower's consolidated income statement.

         8.8 RETIREMENT AND MODIFICATION OF SUBORDINATED INDEBTEDNESS. The Borrower will not, nor will it permit any Subsidiary to, purchase, acquire, redeem or retire, or make any payment on account of principal of, any Subordinated Debt except at the stated maturity thereof or as required by mandatory prepayment provisions or sinking fund provisions relating thereto. The Borrower will not, nor will it permit any Subsidiary to, alter, amend, modify, rescind, terminate or waive, or permit any breach or event of default to exist under, any note or note evidencing such Subordinated Debt.

         8.9 AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service), with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms not less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction. The transactions entered into in connection with the Receivables Securitization shall be deemed to be arms-length transactions.

         8.10 MODIFICATION OF ORGANIZATIONAL DOCUMENTS. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Borrower to be amended or modified in any way that might reasonably be expected to materially adversely affect the interests of the Bank.

9.       AFFIRMATIVE COVENANTS.

         9.1 COMPLIANCE WITH BANK REGULATORY REQUIREMENTS. Upon demand by the Bank, the Borrower shall reimburse the Bank for the Bank's additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Interest Rate) and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank's determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs, which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

         9.2 CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic or foreign corporation, as the case may be, in its jurisdiction of incorporation and main all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, that nothing contained in this Section 9.2 shall prohibit (a) any Subsidiary from entering into a merger or consolidation otherwise permitted by
SECTION 8.2 or (b) the liquidation of any Subsidiary substantially all of whose assets have been transferred to the Borrower or another Subsidiary in compliance with SECTION 8.3.

         9.3 INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to Bank upon request full information as to the insurance carried.

         9.4 TAX LIABILITIES. The Borrower and its Subsidiaries will at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower, and its Subsidiaries, or any of their respective properties, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings, or would not have a Material Adverse Effect.

         9.5 ERISA LIABILITIES. The Borrower and its Subsidiaries shall at all times promptly pay and discharge all ERISA obligations and liabilities of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Bank of (i) the occurrence of any Reportable Event which might result in the termination by the PBGC of any Plan covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by PBGC,
(ii) receipt of any notice from PBGC of its intention to seek termination of the Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from the Plan. Neither the Borrower nor any Subsidiary shall terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

         9.6 FINANCIAL STATEMENTS. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower and its Subsidiaries, including, but not limited to:

                  (a) as soon as available, and in any event, within 90 days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank, containing an unqualified opinion; and
                  (b) as soon as available, and in any event, within 45 days following the end of each fiscal quarter, a copy of the unaudited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and the fiscal year to date and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrower; and

                  (c) At the request of the Lender, within 90 days after the close of each fiscal year of the Borrower, for each active Subsidiary, an unaudited balance sheet as at the close of such fiscal year and an unaudited profit and loss statement for such fiscal year, all certified by the Borrower's chief financial officer or Treasurer.

                  (d) At the request of the Lender, within 60 days after the close of the first three quarterly periods of each of its fiscal years, for each active Subsidiary, an unaudited balance sheet as at the close of each such period and an unaudited profit and loss statement for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Borrower's chief financial officer or Treasurer.

                  (e) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA, except that the Borrower shall not be required to deliver such statement for any such fiscal year to the extent that such information is specifically set forth in the audit report for such fiscal year delivered to the Lender pursuant to clause (a) of this Section 9.7.

                  (f) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or Treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

         The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter fairly present the financial condition of the Borrower and its Subsidiaries. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and its Subsidiaries and make extracts therefrom. The Borrower agrees to advise the Bank immediately of any Material Adverse Effect in the financial condition, the operations or any other status of the Borrower or any of its Subsidiaries.

         9.7 SUPPLEMENTAL FINANCIAL STATEMENTS. The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any interim audit or review of the books of the Borrower or any of its Subsidiaries.

         9.8 COVENANT/QUARTER COMPLIANCE REPORT. The Borrower shall, within 45 days after the end of each fiscal quarter commencing with the fiscal quarter end February 28, 2001, deliver to the Bank a computation in such detail as the Bank shall specify, showing compliance by the Borrower with the financial covenants set forth in Section 10, and certified to as accurate by the Borrower by execution and delivery to the Bank of a Compliance Certificate satisfactory to the Bank.

         9.9 OTHER REPORTS. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other information (including non-financial information) as the Bank may reasonably request.

         9.10 NOTICE OF PROCEEDINGS. The Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which, if adversely determined would reasonably be expected to have a Material Adverse Effect on the business, property or operations of the Borrower and any of its Subsidiaries.

         9.11 NOTICE OF DEFAULT. The Borrower shall, within 10 days of its knowledge, give notice to the Bank in writing of the occurrence of an Event of Default.

         9.12 SEC REPORTS AND REPORTS TO SHAREHOLDERS. The Borrower shall deliver to the Bank, promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Borrower or any Subsidiary filed with the Securities and Exchange Commission ("SEC"); copies of all registration statements of the Borrower or any Subsidiary filed with the SEC; and copies of all proxy statements or other communications made to security holders generally. In addition after an Event of Default, Borrower shall deliver to the Bank promptly upon receipt thereof, copies of any reports received from the SEC.

         9.13 OTHER DOCUMENTS. The Borrower shall deliver to Bank, promptly upon receipt thereof, copies of all documents entered into between Borrower and Borrower's Unsecured Lenders, including but not limited to any and all amendments, modifications, extensions, waivers, forbearance agreements, instruments and all documents required to be delivered in accordance with all said documents.

10.      FINANCIAL COVENANTS.

         10.1 WORKING CAPITAL. The Borrower will maintain at all times a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least
1.50 to 1.00.

         10.2 CONSOLIDATED TANGIBLE NET WORTH. The Borrower will maintain at all times Consolidated Tangible Net Worth in an amount not less than the sum of (a) $240,000,000 plus (b) the net cash proceeds received by the Borrower from the sale of any of its capital stock on or after May 31, 2000 plus (c) an amount equal to the aggregate of one-third of Consolidated Net Income earned during each of its fiscal years beginning with its fiscal year commencing June 1, 2000, said fiscal year to be taken as one accounting period.

         10.3 CONSOLIDATED SECURED LIABILITIES. The Borrower will maintain at all times Consolidated Secured Liabilities in an amount not in excess of $20,000,000 in addition to the permitted liens under Section 8.6. For purposes of calculating Consolidated Secured Liabilities hereunder the obligations of the Borrower less than $10,000,000, secured by the real estate located in Wood Dale, Illinois, known as the Corporate Headquarters of the Borrower, shall be excluded.

         10.4 LIMITATION OF FUNDED DEBT. The Borrower will not permit the sum of
(i) Consolidated Funded Debt plus (ii) the aggregate amount of Contingent Obligations of the Borrower and its Subsidiaries to exceed 60% of Consolidated Total Capitalization; PROVIDED, however, that the Borrower will not permit the sum of (i) Consolidated Funded Debt, plus (ii) the aggregate amount of Contingent Obligations of the Borrower and its Subsidiaries to exceed 55% of Consolidated Total Capitalization, in the event that the Borrower or any Subsidiary has made any Acquisition under Section 8.5(k) of this Agreement.

         10.5 FIXED CHARGE COVERAGE RATIO. At such time as the Borrower is obligated to maintain a Fixed Charge Coverage Ratio for the Unsecured Lenders, the Borrower will also maintain a Fixed Charge Coverage Ratio of not less than 1.20:1:00 as of the last day of each fiscal quarter of the Borrower. The Fixed Charge Coverage Ratio shall be determined based on four of the previous five fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option.

         10.6 OTHER FINANCIAL COVENANTS. The Borrower agrees that the foregoing covenants shall be automatically modified to reflect the modification of any similar financial covenant set forth in the documents between the Borrower and Borrower' Unsecured Lenders, the effect of which is to cause said financial covenants to be more restrictive than the financial covenants set forth herein.

11.      EVENTS OF DEFAULT.

         The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

         11.1 NONPAYMENT OF OBLIGATIONS. Any amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid.

         11.2 MISREPRESENTATION. Any written warranty, representation, certificate or statement in this Agreement, the Loan Documents shall be false in any material respect on the date when made.

         11.3 NONPERFORMANCE. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Borrower receives notice or knowledge from the Bank of such failure to perform or default in performance.

         11.4 DEFAULT UNDER LOAN DOCUMENTS. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, and such failure to perform or default in performance continues beyond any applicable grace or cure period, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

         11.5     CHANGE IN CONTROL.  A Change in Control shall occur.

         11.6 DEFAULT UNDER OTHER AGREEMENTS. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness (other than the Obligations) in an aggregate principal amount of Two Million Dollars ($2,000,000.00), when due; or the failure by the Borrower or any of its Subsidiaries to perform any term, provision or condition contained in any agreement or agreements under which any Indebtedness (other than the Obligations) in an aggregate principal amount of Two Million Dollars ($2,000,000.00) was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness in an aggregate principal amount of Two Million Dollars ($2,000,000.00) to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations) in an aggregate principal amount of Two Million Dollars ($2,000,000.00), shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due in an aggregate principal amount of Two Million Dollars ($2,000,000.00).

         11.7 BANKRUPTCY. The Borrower or any of its Domestic Subsidiaries shall
(i) have an order for relief entered with respect to its under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 11.7 or (vi) fail to contest in good faith any appointment or proceeding described in Section 11.8.

         11.8 RECEIVERSHIP. Without the application, approval or consent of the Borrower or any of its Domestic Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Domestic Subsidiaries or any substantial part of its property, or a proceeding described in Section 11.7(iv) shall be instituted against the Borrower or any of its Domestic Subsidiaries and such appointment continues undischarged or such proceeding continues undismisssed or unstayed for a period of 30 consecutive days.

         11.9 ASSIGNMENT FOR CREDITORS. Any Foreign Subsidiary shall have taken or instituted or permitted to be taken or instituted any action or proceeding, or any such action or proceeding is instituted against such Foreign Subsidiary, whereby a substantial amount of its property shall or may be assigned or in any manner transferred or delivered to any receive, assignee, liquidator or other Person, whether appointed by such Foreign Subsidiary or by a court or by any governmental authority or any law, whereby such property shall or may be distributed among the creditors of such Foreign Subsidiary, provided the aggregate claims of all such creditors against such Foreign Subsidiary or against all such Foreign Subsidiaries shall exceed $2,000,000 and such action or proceeding remains undismissed or unstayed on appeal for a period of 90 days; or any governmental authority having jurisdiction shall have taken or instituted any action or proceeding for the dissolution or disestablishment of any Foreign Subsidiary or for the suspension of its operations, provided the assets of any such Foreign Subsidiary or the aggregate assets of all such Foreign Subsidiaries shall exceed $2,000,000 and such action or proceeding remains undismissed or unstayed on appeal for a period of 90 days; or all of the property of any Foreign Subsidiary shall have been condemned, seized or appropriated, provided the net assets of any such Foreign Subsidiary or the aggregate net assets of all such Foreign Subsidiaries resulting from or the total of all claims against any Foreign Subsidiary or all Foreign Subsidiaries resulting from any action or proceeding described in this Section 11.9 and the amount of assets or net assets, as the case may be, of any Foreign Subsidiary or all Foreign Subsidiaries which are subject to any action, proceeding, condemnation, seizure or appropriation described in this Section 11.9 shall exceed $2,000,000.

         11.10 CONDEMNATION. Any court, governmental or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Borrower or any of its Subsidiaries.

         11.11 JUDGMENTS. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

         11.12 ERISA. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000; or any Reportable Event shall occur in connection with any Plan; or the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all Unfunded Liabilities of all Single Employer Plans and all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability, exceeds $10,000,000.

         11.13 VIOLATION OF LAW. Any court, governmental or governmental agency shall find or hold, or formally notify the Borrower or any Subsidiary, that the Borrower or any Subsidiary (i) has violated any Environmental Law, or (ii) bears responsibility for any removal or remedial or similar action in connection with the release of the Borrower or any other person of any Hazardous Materials into the environment, or is otherwise liable in any manner in connection with any such release; and such finding, holding or notification could reasonably be expected (taking into account the expected outcome of any legal appeals available to the Borrower or such Subsidiary, as well as the likelihood and extent of contribution from any other persons who may be jointly and severally liable with the Borrower or such Subsidiary) to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Loan Documents.

12.      REMEDIES.

         Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.9, "Assignment for Creditors", or Section 11.7, "Bankruptcy", all commitments of the Bank to the Borrower shall be immediately terminated and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

         12.1 OFFSET RIGHTS. In addition to, and without limitation of, any rights of the Bank under applicable law, so long as any Event of Default has occurred and is continuing, any indebtedness from the Bank to Borrower (including account balances, whether provisional or final and whether or not collected or available, hereinafter called "Accounts") may be offset and applied toward the payment of the Obligations then due and owing to the Bank.

         12.2 ADDITIONAL REMEDIES.  The Bank shall have the right and power to:

                  (a) extend, renew or modify for one or more periods (whether or not longer than the original period) the Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Note or any of the Obligations;

                  (b) grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note or any of the Obligations;

                  (c) transfer the whole or any part of securities which may constitute Accounts into the name of the Bank or the Bank's nominee , and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

                  (d) make an election with respect to the Accounts or any other from time to time collateral for any of the Obligations under Section 1111 of the Code or take action under Section 364 or any other section of the Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other person, firm, corporation or other entity liable to the Bank for the Obligations; and

                  (e) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Accounts s, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank's rights hereunder, under the Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Accounts, and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Accounts absent manifest error.

         12.3 INTENTIONALLY OMITTED.

         12.4 APPLICATION OF PROCEEDS. The Bank will within 3 Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Accounts or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Accounts may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Accounts, including attorneys' fees and legal expenses as provided for in Section 13 hereof.

         12.5 NO WAIVER. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13       MISCELLANEOUS.

         13.1 OBLIGATIONS ABSOLUTE. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to any from time to time collateral for the Obligations:

                  (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

                  (b) release by the Bank of any guarantors of the Obligations or of all or any part of any from time to time collateral for the Obligations or of any party liable with respect to the Obligations;

                  (c) release, extension, renewal, modification or substitution by the Bank of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

                  (d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against any from time to time collateral for the Obligations.

         13.2 ENTIRE AGREEMENT. This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

         13.3 AMENDMENTS; WAIVERS. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

         13.4 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, ANY FROM TIME TO TIME COLLATERAL FOR THE OBLIGATIONS, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         13.5 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER AND THE BANK IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, OR THE NOTE, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWER AND THE BANK HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS

SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE BORROWER AND THE BANK HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER OR THE BANK AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

         13.6 ASSIGNABILITY. The Bank may at any time assign the Bank's rights in this Agreement, the Note, the Obligations, or any part thereof. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

         13.7 CONFIDENTIALITY. The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and
(ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, auditors and regulators, who have a need to know, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

         13.8 BINDING EFFECT. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

         13.9 GOVERNING LAW. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

         13.10 ENFORCEABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         13.11 SURVIVAL OF BORROWER REPRESENTATIONS. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

         13.12 EXTENSIONS OF BANK'S COMMITMENT AND NOTE. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.

         13.13 TIME OF ESSENCE. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         13.15 FACSIMILE SIGNATURES. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

         13.16 NOTICES. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

                  If to the Borrower:   AAR CORP.
                                        1100 Wood Dale Road
                                        Wood Dale, Illinois  60191
                                        Attention:    Timothy J. Romenesko
                                                      Vice President and
                                                      Chief Financial Officer

                  If to the Bank:       LaSalle Bank National Association
                                        135 South LaSalle Street
                                        Chicago, Illinois  60603
                                        Attention:    Scott Carbon

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         13.17 EXPENSES; INDEMNIFICATION. The Borrower shall reimburse the Bank for any and all reasonable costs and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank, which attorneys may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, negotiation, execution ,delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Bank for any and all reasonable costs and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Bank, which attorneys may be employees of the Bank) paid or incurred by the Bank in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Bank is a party thereto) which any of them may pay or incur arising out of any term or condition contained in this Agreement or the other Loan Documents, or the direct or indirect application or proposed application of the proceeds of any Advance hereunder, except to the extent any of the foregoing arising solely from the gross negligence or willful misconduct of the party requesting indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the Borrower and the Bank have executed this Revolving Loan Agreement as of the date first above written.


                                        AAR CORP


                                        By: /s/ Timothy J. Romenesko
                                           -------------------------------------

                                        Name: Timothy J. Romenesko
                                             -----------------------------------

                                        Title: Vice President and Chief
                                              ----------------------------------
                                               Financial Officer
                                              ----------------------------------



                                        Agreed and accepted:

                                        LASALLE BANK NATIONAL ASSOCIATION

                                        By: /s/ Bruce S. Linger
                                           -------------------------------------

                                        Name: Bruce S. Linger
                                             -----------------------------------

                                        Title: Senior Vice President
                                              ----------------------------------

                                   EXHIBIT "A"

                                 REVOLVING NOTE

                                                             No. _______________
$25,000,000.00                                        Date: as of April __, 2001
Chicago, Illinois                                       Due Date: April __, 2002


         FOR VALUE RECEIVED, AAR CORP., a Delaware corporation (the "Borrower"), whose address is 1100 North Wood Dale Road, Wood Dale, Illinois 60191, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter, together with any holder hereof, called the "Bank"), at its office at 135 South LaSalle Street, Chicago, Illinois 60603, on or before April __, 2002 (the "Maturity Date"), the lesser of (i) the principal sum of TWENTY-FIVE MILLION and 00/100 DOLLARS ($25,000,000.00), or (ii) the aggregate principal amount of all Loans outstanding under and pursuant to that certain Revolving Loan Agreement dated as of April __, 2001 between the Borrower and the Bank, as amended from time to time (as amended, supplemented or modified from time to time, the "Loan Agreement"), and made available by the Bank to the Borrower at the maturity or maturities and in the amount or amounts stated on the records of the Bank, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) as herein after provided on the aggregate principal amount of all Revolving Loans outstanding from time to time hereunder from the date hereof through and including the Maturity Date. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

         The unpaid principal amount hereof shall bear interest as provided for in the Loan Agreement. Interest after maturity (whether by reason of acceleration or otherwise) on the unpaid principal balance of this Revolving Note (the "Note") and all accrued and unpaid interest hereon, shall accrue at a floating per annum rate of interest equal to the Default Rate and shall be payable on demand from the Bank.

         All Loans shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. In the event the aggregate outstanding principal balance of all Loans exceeds the Revolving Loan Commitment, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

         Principal and interest shall be paid to the Bank at its address set forth above, or at such other place as the holder of this Note shall designate in writing to the Borrower.

         This Note evidences the Revolving Loans and other indebtedness incurred by the Borrower under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Maturity Date or any payment hereon may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

         Except for such notices as may be required under the terms of the Loan Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

         THE BANK AND THE BORROWER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN AGREEMENT, THIS NOTE OR ANY OF THE OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THE LOAN AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER AND THE BANK IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THE LOAN AGREEMENT, OR THIS NOTE, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWER AND THE BANK HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE BORROWER AND THE BANK HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER OR THE BANK IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

         The Revolving Loans evidenced hereby have been made and/or issued and this Note has been delivered at the Bank's main office. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Note.

         As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "Borrower" shall be so construed.

         IN WITNESS WHEREOF, the Borrower has executed this Revolving Note as of the date set forth above.

                                        AAR CORP.


                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------

                                        Attention:    Timothy J. Romenesko
                                                      1100 North Wood Dale Road
                                                      Wood Dale, Illinois  60191

                                   EXHIBIT "B"

                                BORROWING NOTICE


                                                           _______________, 2001

To:      LaSalle Bank National Association

Re:      Borrowing Notice


Ladies and Gentlemen:

         We make reference to that certain Revolving Loan Agreement dated as of April __, 2001, between AAR Corp. and LaSalle Bank National Association, as it may from time to time be amended, modified, renewed or extended (the "Loan Agreement"). All capitalized terms used herein shall have the meanings attributed to them in the Loan Agreement.

         The Borrower hereby gives irrevocable notice pursuant to Section 5 of the Loan Agreement for the following Advance(s):

Borrowing Date:   _______________, 2001(1)

Principal Amount(2)            Type of Advance(3)            Interest Period(4)
-------------------            ------------------            ------------------



                                    Sincerely yours,

                                    AAR CORP.


                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------


--------
(1)    Borrowing Date must be a Business Day prior to or on the Maturity Date.
(2)    Subject to the minimum amount requirements set forth in Section 5.
(3)    Specify Prime or LIBOR.
(4) Applicable to LIBOR only. See definition of Interest Period and Section 5 (Restrictions on Interest Periods).